Exhibit 99.1

FOR IMMEDIATE RELEASE           Investor Contact:          Press Contact:
                                Patrick Barry              Curtis Hougland
                                CFO, Bluefly, Inc.         RLMpr
                                212- 944-8000 ext. 239     212-741-4660 ext. 220
                                pat@bluefly.com            curtis@RLMpr.com

                BLUEFLY GROWS SECOND QUARTER REVENUE BY OVER 26%
                       GROSS PROFIT INCREASES BY OVER 22%

New York, NY August 8, 2005 -- Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced that its revenue for the second quarter increased by 26.7%, to approximately $12,029,000, from approximately $9,495,000 in the second quarter of 2004. Gross profit increased by 22.2% for the second quarter of 2005, to approximately $4,651,000 from $3,807,000 in the second quarter of 2004.

"We continue to experience growth resulting from the development of the in-season and on-trend merchandising strategy that we began to implement in the Spring of 2004," said Bluefly CEO Melissa Payner. "We have now exceeded prior year sales comparisons for each of the last eight months. In addition, during the past six weeks, we have closed on a $7 million equity financing and a new $7.5 million credit facility with Wells Fargo in advance of the launch of our national advertising campaign this fall. These developments put us in a great position to grow our business and should continue to yield positive results throughout the year."

Other financial results for the second quarter of 2005 were as follows (all comparisons are to the second quarter of 2004):

    o Net loss for the second quarter increased by 65.1% to $1,169,000 (or $0.15 per share) from $708,000 (or $0.12 per share) in the second quarter of 2004./1/ The increase in net loss was partially due to $303,000 of non-cash other income recognized in the second quarter of 2004 as a result of the decrease in value of certain warrants issued by the company that were treated as derivative securities for accounting purposes.

    o Operating loss for the second quarter increased by 27.9% to $1,019,000 from $797,000 in the second quarter of 2004.

    o Gross margin percentage for the second quarter decreased to 38.7% from 40.1% in the second quarter of 2004.

    o New customers acquired during the second quarter increased by 16.0% to 29,561 from 25,478 in the second quarter of 2004.

    o Gross average order size for the second quarter increased by 15.2% to $216.09 from $187.52 in the second quarter of 2004.

----------
/1/ Net loss per share for the second quarter of 2005 is based on a weighted average of 15,420,956 shares outstanding, while net loss per share for the second quarter of 2004 is based on a weighted average of 14,575,345 shares outstanding.

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its consumer public relations and other marketing initiatives; the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

                                     -more-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                          THREE MONTHS ENDED
                                                     -----------------------------
                                                        JUNE 30,        JUNE 30,
                                                          2005            2004
                                                     -------------   -------------
Net sales                                            $  12,029,000   $   9,495,000
Cost of sales                                            7,378,000       5,688,000
                                                     -------------   -------------
  Gross profit                                           4,651,000       3,807,000
  Gross profit percentage                                     38.7%           40.1%
Selling, marketing and fulfillment expenses              4,068,000       3,210,000
General and administrative expenses                      1,602,000       1,394,000
                                                     -------------   -------------
  Operating loss                                        (1,019,000)       (797,000)
Interest and other income                                   29,000         329,000
Interest expense                                          (179,000)       (240,000)
                                                     -------------   -------------
Net loss                                             $  (1,169,000)  $    (708,000)
                                                     =============   =============
Preferred stock dividends                               (1,169,000)     (1,062,000)
Net loss available to common shareholders            $  (2,338,000)  $  (1,770,000)
                                                     =============   =============
Basic and diluted net (loss) income per share
 (after preferred stock dividends)                   $       (0.15)  $       (0.12)
                                                     =============   =============
Weighted average shares outstanding                     15,420,956      14,575,345
                                                     =============   =============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS - UNAUDITED

                                                        JUNE 30,      DECEMBER 31,
                                                          2005            2004
                                                     -------------   -------------
Cash, including Restricted Cash of $1,255,000 and
 $1,253,000 at June 30, 2005 and December 31, 2004   $   9,470,000   $   7,938,000
Inventories, net                                        14,680,000      12,958,000
Prepaid Inventory                                          150,000          84,000
Other Current Assets                                     2,257,000       2,475,000
Property & Equipment, net                                2,902,000       1,933,000
Current Liabilities--excluding related party
 liabilities below                                       8,114,000       9,413,000
Notes Payable to Related Party Shareholders
 (including interest payable)                            4,925,000       4,658,000
Shareholders' Equity                                    16,516,000      11,389,000

                                                      THREE MONTHS    THREE MONTHS
                                                         ENDED           ENDED
                                                     JUNE 30, 2005   JUNE 30, 2004
                                                     -------------   -------------
Average Order Size (including shipping &
 handling revenue)                                   $      216.09   $      187.52
Customers Added During Period                               29,561          25,478

                                     -more-

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                     THREE MONTHS    THREE MONTHS
                                                                        ENDED           ENDED
                                                                    JUNE 30, 2005   JUNE 30, 2004
                                                                    -------------   -------------
Cash flows from operating activities:
  Loss from operations                                              $  (1,169,000)  $    (708,000)
  Adjustments to reconcile loss from operations
   to net cash used in operating activities:
    Depreciation and amortization                                         349,000         378,000
    Change in value of warrants                                                --        (303,000)
    Non-cash expense related to warrants issued to supplier                68,000          62,000
    Provisions for returns                                               (634,000)       (409,000)
    Allowance for doubtful accounts                                        78,000          60,000
    Stock options expense                                                  11,000           2,000
    Reserve for inventory obsolescence                                    295,000         100,000
    Changes in operating assets and liabilities:
      (Increase) decrease in:
        Inventories                                                    (1,452,000)        669,000
        Accounts receivable                                               109,000         120,000
        Prepaid inventory                                               1,586,000          17,000
        Prepaid expenses                                                   97,000        (110,000)
        Other current assets                                              210,000         193,000
      (Decrease) increase in:
        Accounts payable                                               (1,718,000)     (1,635,000)
        Accrued expenses and other current liabilities                   (231,000)        124,000
        Interest payable to related party shareholders                    134,000         125,000
        Deferred revenue                                                       --          16,000
                                                                    -------------   -------------
        Net cash used in operating activities                          (2,267,000)     (1,299,000)
Cash flows from investing activities:
  Cash collateral in connection with Rosenthal Pledge Agreement                --      (1,250,000)
  Purchase of property and equipment                                     (731,000)       (375,000)
                                                                    -------------   -------------
        Net cash used in investing activities                            (731,000)     (1,625,000)
                                                                    -------------   -------------
Cash flows from financing activities:
  Net proceeds from June 2005 financing                                 6,752,000              --
  Net proceeds from exercise of Employee Stock Options                    321,000          26,000
  Payment of capital lease obligation                                     (10,000)        (81,000)
                                                                    -------------   -------------
        Net cash (used in) provided by financing activities             7,063,000         (55,000)
                                                                    -------------   -------------
Net increase (decrease) in cash and cash equivalents                    4,065,000      (2,979,000)
Cash and cash equivalents - beginning of period                         4,150,000      12,081,000
                                                                    -------------   -------------
        Cash and cash equivalents - end of period                   $   8,215,000   $   9,102,000
                                                                    -------------   -------------